SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 7, 2003

IXIA

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

000-31523 (Commission File Number)	95-4635982 (I.R.S. Employer Identification No.)

26601 W. Agoura Road, Calabasas, CA (Address of principal executive offices)	91302 (Zip Code)

Registrant’s telephone number, including area code: (818) 871-1800

Item 5. Other Events.

     On July 7, 2003, Ixia, a California corporation (“Ixia”), entered into a License, Distribution and Option Agreement (the “Agreement”) with NetIQ Corporation, a Delaware corporation (“NetIQ”), pursuant to which among other things Ixia acquired from NetIQ:

•	a perpetual, irrevocable, fully paid-up license to the source code for NetIQ’s Chariot product line for a one-time license fee of $17,500,000;

•	certain distribution rights for NetIQ’s existing Chariot products; and

•	an option, exercisable from September 1, 2004 through January 15, 2005, to purchase substantially all of the remaining assets of NetIQ’s Chariot business for $2,500,000.

     Under the terms of the source code license, Ixia has the right to use the Chariot source code to develop, manufacture, market and distribute derivative products, including without limitation by combining any or all of the licensed source code with Ixia or other technology into a single product. As between Ixia and NetIQ, Ixia will have sole ownership of the intellectual property in any such derivative products. The source code license is exclusive except to the extent that NetIQ is permitted to exploit the existing Chariot products and except for certain other limited restrictions set forth in the Agreement. Ixia will not be required to pay royalties to NetIQ with respect to any products developed by Ixia based on the Chariot source code. The one-time $17,500,000 license fee was paid on July 7, 2003 out of Ixia’s existing cash reserves.

     In connection with the source code license, NetIQ also granted to Ixia a non-exclusive worldwide perpetual fully paid-up license, without the right to grant sublicenses, to certain patents of NetIQ.

     Under the Agreement, Ixia is appointed as the exclusive distributor of NetIQ’s existing Chariot products in the United States and Canada and a non-exclusive distributor of the products throughout the rest of the world (with certain restrictions for Korea, Taiwan, Israel and Japan) until December 31, 2004. In consideration for the distribution rights and the right to provide maintenance on the products it distributes, Ixia has agreed to pay NetIQ quarterly royalties equal to a percentage of the adjusted gross revenues recognized by Ixia in connection with the licensing, distribution, sale and exploitation of the existing Chariot products through December 31, 2004. Ixia has agreed to make a minimum royalty payment to NetIQ of $500,000 per quarter for six calendar quarters irrespective of the royalties actually earned. In the event the actual royalties earned for a quarter are less than $500,000, Ixia is entitled to a credit against the difference between the $500,000 minimum payment and actual royalties earned to the extent that NetIQ recognizes a certain threshold of revenues from sales by other resellers or sales of maintenance services with respect to the existing Chariot products.

     Upon entering into the Agreement, Ixia and NetIQ terminated the Reseller Agreement dated December 4, 2002 between them pursuant to which Ixia had acquired certain rights to distribute certain of NetIQ’s Chariot products.

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     In the event Ixia does not exercise its purchase option under the Agreement, Ixia may elect to terminate its status as a distributor of NetIQ’s Chariot products effective January 15, 2005 or to become a non-exclusive worldwide distributor of NetIQ’s Chariot products for an additional period of one year and to continue to pay to NetIQ quarterly royalties; provided, however, that no additional minimum royalty payments will thereafter be required to be paid by Ixia. Any such extended term of the distribution agreement may be renewed annually by agreement of Ixia and NetIQ.

     Chariot products include a software program that allows users to simulate full-scale enterprise networks with a mixture of traffic types, including VoiceOverIP, Multicast, Oracle and SAP business transactions. Chariot products are designed for use by hardware and software vendors in product testing, by service providers in client engagements and by enterprise operations to conduct pre-deployment network performance evaluations, real-world application loads and end-to-end performance measurements.

     The foregoing description of the license, distribution and option transaction and of the Agreement is qualified in its entirety by reference to the Agreement which is included in this Current Report on Form 8-K as Exhibit 10.1 hereto.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

               The following exhibit is filed as a part of this Report:

Exhibit No.	Description

10.1	License, Distribution and Option Agreement dated as of July 7, 2003 between NetIQ Corporation and Ixia (schedules are omitted from this agreement and the Registrant agrees to furnish supplementally a copy of any such schedule to the Commission upon request)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Dated: August 19, 2003	By:	/s/ Thomas B. Miller

Thomas B. Miller
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	License, Distribution and Option Agreement dated as of July 7, 2003 between NetIQ Corporation and Ixia (schedules are omitted from this agreement and the Registrant agrees to furnish supplementally a copy of any such schedule to the Commission upon request)